UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2023 (August 29, 2023)

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On August 29, 2023, Flowers Foods, Inc. (the “Company”) entered into a binding settlement term sheet (the “Term Sheet”) to fully resolve the previously disclosed class action litigation captioned Ludlow et al. v. Flowers Foods, Inc., Flowers Bakeries, LLC and Flowers Finance, LLC, No. 3:18-cv-1190-JO-JLB (U.S. District Court for the Southern District of California) following a mediation. For additional information about the case, see Note 15 to the unaudited Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 15, 2023, filed with the Securities and Exchange Commission (“SEC”) on August 10, 2023. This settlement also resolves two companion cases: Jose Maciel et al. v. Flowers Foods, Inc. et al., No. 3:20-cv-02059-JO-JLB (U.S. District Court for the Southern District of California), which had been previously consolidated into the Ludlow matter, and Jose Maciel v. Flowers Foods, Inc. et al., No. 20-CIV-02959 (Superior Court of San Mateo County, California). In settling these cases, the Company is not admitting any liability and neither the Term Sheet nor the definitive settlement agreement constitutes an admission of liability or an admission regarding the accuracy of any allegation made by the plaintiffs or plaintiffs’ counsel.

The Term Sheet provides for, among other things, the final dismissal of the litigation and a release of claims against the defendants in exchange for the Company establishing a $55 million common fund to cover settlement payments to a class of approximately 475 plaintiffs, service awards, attorneys’ fees and settlement administration expenses. The settlement also requires a phased repurchase of approximately 350 distribution territories in California. Once completed, the Company plans to service its California market with an employment model. The repurchase of distribution territories is anticipated to be completed during the fourth quarter of Fiscal 2024. Final settlement is subject to, among other things, negotiation of a definitive settlement agreement not inconsistent with the terms in the Term Sheet and court approval of such agreement.

The Company expects to record the settlement amount as an expense for the quarter ending October 7, 2023, and to pay such settlement from existing cash and cash equivalents once approved by the court. The Company will record an estimated cost to purchase the distribution territories during the quarter ending October 7, 2023. Amounts for the distribution territories will be reduced to the extent the distributor has an outstanding notes receivable when the territory was purchased. As of August 29, 2023, the Company estimated the repurchase cost to be approximately $50 million, net of outstanding notes.

Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the anticipated final settlement of the cases noted above, the final terms of such settlement, the expected recording of the settlement payment expense, the expected timing of the settlement payment and the estimated cost to purchase the distribution territories. Generally, statements that are not historical facts, including statements that relate to current expectations regarding the Company’s business and the Company’s future financial condition and results of operations are forward-looking statements. Forward-looking statements are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause actual events, results, or performance to differ materially from those indicated by such statements, including that the court fails to approve the settlement, that the Company withdraws from the settlement due to class members opting out of the settlement, potential changes to the amount and timing of the settlement, potential liability to opt-outs, potential changes to the Company’s business practices and platform to attempt to address the matters at issue in the cases, potential changes to the estimated cost to purchase the distribution territories and potential claims by other persons or regulatory actions in California and other jurisdictions with respect to classification of distributors and the impacts thereof. In addition, you should consult other disclosures made by the Company (such as in its other filings with the SEC or in Company press releases) for other factors that may cause actual events or results to differ materially from those projected by the Company. Refer to Part I, Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q for additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The Company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the Company (such as in its filings with the SEC or in Company press releases) on related subjects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
Name:	R. Steve Kinsey
Title:	Chief Financial Officer and Chief Accounting Officer

Date: September 1, 2023